UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 12, 2014

Amperico Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-170091	EIN 99-0374076
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

42 Rockwood Crescent, Thornhill, Ontario Canada	L4J 7T2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 461-5130

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 12, 2014, the Board of Directors of the Amperico Corp. (the Company) appointed Mr. Nicholas Thompson as President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director of the Company, and immediately thereafter Alex Norton resigned in all capacities from the Company (including all officer positions and as director). Mr. Norton's resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices. Mr. Vladimir Kossovski had resigned previously as Treasurer and Director on November 1, 2013.

Mr. Thompson (age 47), for the past five years, has acted as an independent management consultant to small and medium sized business focusing on the development of strategies for product launches, executive placement, business modeling and business funding requirements.

There are no family relationships between our officers and/or directors. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer and directors had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which Mr. Thomson is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Other than as described herein, there is no present arrangement or understanding between Mr. Thompson and any other person pursuant to which Mr. Thompson was elected as an officer. Presently, there is compensation or other arrangement between the Company and Mr. Thompson.

On January 3, 2008, pursuant to Sections 15(b) and 21C of the Securities Exchange Act of 1934 (“Exchange Act”), Mr. Thompson entered into an Offer of Settlement with the Securities and Exchange Commission (the “Commission”) without admitting or denying the findings of the Commission. The Commission found that vFinance aided and abetted by Nicholas Thompson failed to retain and produce documents promptly. As a result Thompson caused vFinance Investment, Inc.’s violations of Section 17(a) of the Exchange Act and Rule 17a-4(b)(4) and 17a-4(j) thereunder. The Commission found that Mr. Thompson communicated with customers using email accounts outside the VFinance network, only keeping copies of those communications on his computer and periodically deleting documents.

Pursuant to the Order of Settlement, the Commission imposed the following sanctions and ordered that (i) Mr. Thompson cease and desist from causing any violations and any future violations under Section 17(a) of the Exchange Act and Rules 17a-(b)(4) and 17a-4(j) thereunder; (ii) Mr. Thompson was barred from association with any broker or dealer for a period of 5 years; and (iii) pay a fine of $30,000.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

On March 12, 2014, the Company entered into a letter of intent to acquire an Intellectual Property License Agreement ( “Master License”) from SecureCom Plus Limited of Hong Kong for SecureCom Mobile brand of software and hardware products (LOI"). The Master License, if completed, will grant the Company the rights to distribute, sell and grant sublicenses to SecureCom Mobile software and hardware products in the territory comprised of USA and Canada, subject to a 5% royalty on product sales. In exchange, the Company will be required to provide 90,000,000 restricted common shares and a promissory note for $250,000 to the licensor. The note will have a term of 90 days and will bear interest at the rate of 7.5%. The acquisition is subject to final due diligence by the parties and the execution of definitive agreements between the parties no later then April 11, 2014.

About SecureCom Mobile: SecureCom Plus Limited is the creator of the SecureCom Mobile brand of software and hardware for mobile communications platforms that enables people to communicate, in privacy, with ease for both voice and text. Cryptographically strong algorithms and protocols shield communication from surveillance. Software downloads and hardware products are in development and deployment stages being prepared for individual, commercial, and enterprise markets.

A copy of the LOI is attached to this filing as Exhibit 10.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information .

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter of Intent dated March 12, 2014 between SecureCom Plus Limited and Amperico Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPERICO CORP.

Date: March 13, 2014	By:	/s/ Nicholas Thompson
	Name:	Nicholas Thompson
	Title:	President, Director